UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2025

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 25, 2025, FAT Brands Inc. (the “Company”) received a notice of acceleration (the “Acceleration Notice”) from UMB Bank, National Association (“UMB”), as trustee under the Base Indenture, dated July 10, 2023 (the “FB Resid Indenture”), by and between the Company’s subsidiary, FB Resid Holdings I, LLC (“FB Resid”) and UMB, relating to fixed rate secured notes issued by FB Resid (the “FB Resid Notes”). The Acceleration Notice stated that UMB, pursuant to Section 9.2 of the FB Resid Indenture, acting at the direction of the Controlling Class Representative under the FB Resid Indenture, (i) accelerates and declares the outstanding principal amount of the FB Resid Notes to be immediately due and payable, (ii) declares the accrued and unpaid interest thereon through the date of acceleration to be immediately due and payable, and (iii) declares all other amounts due to the Noteholders and the other Secured Parties under the Transaction Documents (as such terms are defined in the FB Resid Indenture) to be immediately due and payable. As previously disclosed, on November 3, 2025, UMB delivered to the Company a “Notice of Event of Default” with respect to the FB Resid Indenture, stating that an Event of Default had occurred pursuant to Section 9.2 of the FB Resid Indenture.

The aggregate principal amount outstanding under the FB Resid Notes is $158.9 million, or $110.0 million net of FB Resid Notes retained by the Company, and the aggregate amount of accrued and unpaid interest under the FB Resid Notes through the date of this report is approximately $9.9 million. FB Resid does not currently have amounts on hand to pay such principal and interest, and such acceleration or any subsequent foreclosure may materially and adversely affect the business, financial condition and liquidity of FB Resid, as well as that of the Company, and could cause FB Resid and/or the Company and/or certain of their respective subsidiaries to seek to reorganize through a bankruptcy proceeding.

The FB Resid Notes are secured by a security interest in the Monthly Management Fees and Residual Amounts (as such terms are defined in the FB Resid Indenture) payable to the Company by its existing securitization affiliates, FAT Brands Royalty I, LLC, FAT Brands GFG Royalty I, LLC and FAT Brands Fazoli’s Native I, LLC.

The FB Resid Notes are also secured by 44,638,745 shares of Class A Common Stock of Twin Hospitality Group Inc. (the “Pledged Shares”) owned by the Company and pledged to UMB as trustee under the FB Resid Indenture pursuant to the Pledge and Security Agreement (the “Pledge Agreement”) and Securities Account Control Agreement (the “Control Agreement”), each dated November 21, 2024. The Company previously deposited all of the Pledged Shares into a controlled account maintained by UMB and subject to the Control Agreement (the “Securities Account”).

Under the Control Agreement, the Controlling Class Representative under the FB Resid Indenture (currently 3|5|2 Capital ABS Master Fund LP) may deliver to UMB, as Securities Intermediary thereunder, a notice of sole control over the Securities Account, and thereafter deliver to UMB “entitlement orders” (as defined in Section 8-102(a)(8) of the Uniform Commercial Code) directing the transfer or sale of any financial asset in the Securities Account. Under the Pledge Agreement, the “Applicable Percentage” (a formula that is defined in the Pledge Agreement) of any (i) proceeds of the sale or other disposal of the Pledged Shares, (ii) dividend, distribution, rights, warrants or other consideration with respect to the Pledged Shares, and (iii) proceeds of any loan secured by the Pledged Shares, will be applied to repurchase first the Class A-2A Notes, and then the Class A-1A Notes, issued under the FB Resid Indenture at par plus any accrued and unpaid interest thereon and interest paid in kind.

Under the Pledge Agreement, upon the occurrence and during the continuance of an Event of Default pursuant to Sections 9.2(a) or 9.2(b) of the FB Resid Indenture, all rights of the Company to vote or give consent with respect to the Pledged Shares become vested in UMB, as trustee under the FB Resid Indenture and as Securities Intermediary under the Pledge Agreement and Control Agreement. Due to the current Event of Default, UMB may, acting at the direction of the Controlling Class Representative, be entitled to exercise voting control over the Pledged Shares and direct sales or other dispositions of the Pledged Shares. The Pledged Shares represent approximately 22.5% of the voting control of Twin Hospitality Group Inc.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2025, James Ellis notified the Company that he is resigning as a director of the Company and the Company’s subsidiary, Twin Hospitality Group Inc., effective immediately. Mr. Ellis informed the Company that the resignation is due to personal reasons and not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 2, 2025

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer